                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) (c), AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. ___________)1


                              NAB Asset Corporation
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
                         (Title of Class of Securities)


                                    628712200
                                 (CUSIP Number)


                                 March 26, 1999
            (Date of Event which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

            Rule 13d-1(b)
            Rule 13d-1(c)
            Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 30 Pages

--------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           94,458
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      94,458
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         94,458
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           86,996
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      86,996
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         86,996
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.7 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           22,618
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      22,618
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,618
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           30,402
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      30,402
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,402
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 30 Pages

                                      13G
===============================
CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           16,375
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      16,375
----------------------=========================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,375
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           32,983
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      32,983
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         32,983
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           250,849
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      250,849
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         250,849
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.9 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 30 Pages

                                      13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           250,849
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      250,849
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         250,849
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.9 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 30 Pages

                                     13G
===============================
 CUSIP No. 628712200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           283,832
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      283,832
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         283,832
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 30 Pages

Item 1.   Issuer

          (a)  Name of Issuer:

               NAB Asset Corporation


          (b)  Address of Issuer's Principal Executive Offices:

               23361 Madero, Suite 200, Mission Viejo, CA 92691


Item 2.   Identity and Background.

          A.   Farallon Capital Partners, L.P. ("FCP")

               (a)  Farallon Capital Partners, L.P.

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  California

               (d)  Common Stock, par value $0.10 per share (the "Shares")

               (e)  628712200

          B.   Farallon Capital Institutional Partners, L.P. ("FCIP")

               (a)  Farallon Capital Institutional Partners, L.P.

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  California

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          C.   Farallon Capital Institutional Partners II, L.P. ("FCIP II")

               (a)  Farallon Capital Institutional Partners II, L.P.

                              Page 21 of 30 Pages

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  California

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          D.   Tinicum Partners, L.P. ("TINICUM")

               (a)  Tinicum Partners, L.P.

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  New York

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          E.   Farallon Capital (CP) Investors, L.P. ("FCCP")

               (a)  Farallon Capital (CP) Investors, L.P.

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

                    and

                    c/o  W.S. Walker & Company
                    P.O. Box 265GT
                    Walker House
                    Grand Cayman
                    Cayman Islands

               (c)  Cayman Islands

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          F.   Farallon  Capital  Management,  L.L.C.  ("FCMLLC")

                              Page 22 of 30 Pages

               (a)  Farallon Capital Management, L.L.C.

               (b)  One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  Delaware

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          G.   Farallon Partners, L.L.C. ("FPLLC")

               (a)  Farallon Partners, L.L.C.

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  Delaware

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          H.   Enrique H. Boilini ("Boilini")

               (a)  Enrique H. Boilini

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    75 Holly Hill Lane
                    Greenwich, CT 06830

               (c)  Argentina

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          I.   David I. Cohen ("Cohen")

               (a)  David I. Cohen

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

                              Page 23 of 30 Pages

               (c)  South Africa

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          J.   Joseph F. Downes ("Downes")

               (a)  Joseph F. Downes

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          K.   William F. Duhamel ("Duhamel")

               (a)  William F. Duhamel

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          L.   Fleur E. Fairman ("Fairman")

               (a)  Fleur E. Fairman

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

                              Page 24 of 30 Pages

          M.   Jason M. Fish ("Fish")

               (a)  Jason M. Fish

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          N.   Andrew B. Fremder ("Fremder")

               (a)  Andrew B. Fremder

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          O.   Richard B. Fried ("Fried")

               (a)  Richard B. Fried

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          P.   William F. Mellin ("Mellin")

               (a)  William F. Mellin

               (b)  c/o Farallon Capital  Management,  L.L.C.

                              Page 25 of 30 Pages

                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          Q.   Stephen L. Millham ("Millham")

               (a)  Stephen L. Millham

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          R.   Meridee A. Moore ("Moore")

               (a)  Meridee A. Moore

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United States

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

          S.   Thomas F. Steyer ("Steyer")

               (a)  Thomas F. Steyer

               (b)  c/o Farallon Capital  Management,  L.L.C.
                    One Maritime Plaza
                    Suite 1325
                    San Francisco, CA 94111

               (c)  United  States

                              Page 26 of 30 Pages

               (d)(e) The information set forth in (d) and (e) of Item 2(A)
                      above is incorporated herein.

     With respect to the persons or entities listed above: (i) FCP is filing with respect to the Shares held by it; (ii) FCIP is filing with respect to the Shares held by it; (iii) FCIP II is filing with respect to the Shares held by it; (iv) Tinicum is filing with respect to the Shares held by it; (v) FCCP (collectively, with FCP, FCIP, FCIP II, and Tinicum, the "Partnerships") is filing with respect to the Shares held by it; (vi) FCMLLC is filing with respect to the Shares held by an account managed by FCMLLC (the "Managed Account"2);
(vii) FPLLC is filing with respect to the Shares held by each of the Partnerships; (viii) each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer is filing with respect to the Shares held by each of the Partnerships and the Managed Account; and (ix) Fairman is filing with respect to the Shares held by each of the Partnerships (FCP, FCIP, FCIP II, Tinicum, FCCP, FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

       The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Account are owned directly by the Managed Account. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Account. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item 3.   If this statement is filed  pursuant to Rule 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

     (e)  [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(ii)(F); (g) [ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G);

                              Page 27 of 30 Pages

--------

2    The name and address of the Managed  Account is The Absolute Return Fund of
The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

     (g) [ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

Item 4.   Ownership

     (a)  Amount Beneficially Owned:

          The information set forth in Row (9) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

     (b)  Percent of Class:

            The information set forth in Row (11) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

     (c)  Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  The information set forth in Row (5) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (ii) shared power to vote or to direct the vote:

                  The information set forth in Row (6) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iii) sole power to dispose or to direct the disposition of:

                  The information set forth in Row (7) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iv) shared power to dispose or to direct the disposition of:

                              Page 28 of 30 Pages

                  The information set forth in Row 8 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

       The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Account are owned directly by the Managed Account. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Account. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item 5.   Ownership of Five Percent or Less of a Class

            Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable.

Item 8.   Identification and Classification of Members of the Group

            Not Applicable.

Item 9.   Notice of Dissolution of Group

            Not Applicable.

Item 10.  Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 29 of 30 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 26, 1999


                        /s/ Thomas F. Steyer
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., TINICUM PARTNERS, L.P.
                        and FARALLON CAPITAL (CP) INVESTORS, L.P.
                        By Thomas F. Steyer,
                        Senior Managing Member



                        /s/ Thomas F. Steyer
                        FARALLON CAPITAL MANAGEMENT, L.L.C.
                        By Thomas F. Steyer,
                        Senior Managing Member



                        /s/ Thomas F. Steyer
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                        Joseph F. Downes, William F. Duhamel,
                        Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, and Meridee A. Moore.

     The Powers of Attorney executed by Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                              Page 30 of 30 Pages